Exhibit 99.1

Alcoa Corporation Reports Third Quarter 2023 Results

PITTSBURGH--(BUSINESS WIRE)--October 18, 2023--Alcoa Corporation (NYSE: AA) today reported third quarter 2023 results that include increased third-party shipments in the Company’s two segments and a sequential improvement in cash generated from operations despite lower sequential average realized prices for alumina and aluminum.

Financial Results and Highlights

M, except per share amounts	3Q23	2Q23	3Q22
Revenue	$2,602	$2,684	$2,851
Net loss attributable to Alcoa Corporation	$(168)	$(102)	$(746)
Loss per share attributable to Alcoa Corporation	$(0.94)	$(0.57)	$(4.17)
Adjusted net loss	$(202)	$(62)	$(60)
Adjusted loss per share	$(1.14)	$(0.35)	$(0.33)
Adjusted EBITDA excluding special items	$70	$137	$210
  Increased third-party shipments of alumina by 11 percent and aluminum by 1 percent sequentially
  Generated $69 million in cash from operations, a sequential improvement of $82 million
  Finished the third quarter with a cash balance of $926 million
  Paid quarterly cash dividend of $0.10 per share of common stock, totaling $18 million
  Progressed process for Western Australia mine plan approvals
  Achieved multiple production records across the Canadian smelting system
  Initiated cost reduction program at the Kwinana refinery in Australia
  Gained greater market penetration for Alcoa’s Sustana™ line of low-carbon products

“It is a true honor to take the helm at Alcoa as we further position the Company for long-term success," said Alcoa President and CEO William F. Oplinger, who was appointed to the role last month. “In the third quarter, we saw positive improvements in raw material and production costs, but lower average realized pricing for alumina and aluminum had the biggest impact on our results,” he said. “Moving forward, we are laser-focused on improvement, and we’re working across our global system to increase margins through operational productivity,” Oplinger said.

“We are already beginning to see progress with better, year-on-year safety results, as well as production records from our smelters in Quebec,” Oplinger said. “And we will build on that momentum across our business as we progress, to remain well positioned to deliver today and in the future.”

Third Quarter 2023 Results

  Revenue: The Company’s total third-party revenue of $2.60 billion decreased from $2.68 billion in the prior quarter with lower average realized third-party prices for alumina and aluminum. Alumina decreased 2 percent and aluminum fell 9 percent, although those lower prices were partially offset by higher shipments in both the Alumina and Aluminum segments.
  Shipments: In the Alumina segment, third-party shipments of alumina increased 11 percent sequentially, primarily due to increased trading and shipments across the worldwide refining system. In Aluminum, total shipments increased 1 percent sequentially.
  Production: Alumina production increased 10 percent sequentially to 2.8 million metric tons primarily due to higher production at the Alumar refinery in Brazil after the conclusion of elevated maintenance and higher output from Australian refineries that are adapting to lower grade bauxite.

  In Aluminum, Alcoa produced 532,000 metric tons, a sequential increase of 2 percent from the second quarter’s strong output, including multiple quarterly and year-to-date production records across the Canadian smelters.
  Net loss attributable to Alcoa Corporation was $168 million, or $0.94 per share. Sequentially, the results reflect lower alumina and aluminum prices and unfavorable currency impacts of $83 million, which were not offset by the benefits of lower raw material and production costs in both the Alumina and Aluminum segments. Additionally, the third quarter results include the benefit of a $58 million valuation allowance reversal on the deferred tax assets of the Company’s subsidiaries in Iceland.
  Adjusted net loss was $202 million, or $1.14 per share, excluding the impact from special items of $34 million of income. Notable special items include $58 million in a net benefit for discrete tax items primarily related to the reversal of the tax valuation allowance described above, partially offset by a mark-to-market loss of $21 million related to energy contracts.
  Adjusted EBITDA excluding special items was $70 million, a $67 million sequential decrease primarily due to lower prices for aluminum and alumina, partially offset by lower raw material and production costs.
  Cash: Alcoa ended the quarter with a cash balance of $926 million. Cash provided from operations was $69 million. Cash provided from financing activities was $35 million, primarily related to $40 million of net contributions from noncontrolling interest and $32 million of net short-term borrowings, partially offset by $18 million of cash dividends on common stock. Cash used for investing activities was $166 million, primarily related to capital expenditures of $145 million. Free cash flow was negative $76 million.
  Working capital: For the third quarter, Receivables from customers of $0.7 billion, Inventories of $2.2 billion and Accounts payable, trade of $1.5 billion comprised DWC working capital. The Company reported 50 days working capital, a sequential improvement of five days. Inventory days improved by four days primarily due to lower raw material costs.

Key Strategic Actions:

  Western Australia Mine Plan Approvals: During the third quarter of 2023, the Company continued to make progress with relevant state government agencies in support of the annual mine approvals process for bauxite mining at the Huntly and Willowdale mines. The Company submitted a revised Mine Management Program (MMP) for the period 2023-2027 with enhancements meant to address stakeholder needs and expectations.

  The submission to regulators includes additional controls for the protection of drinking water, including distances from reservoirs, and biodiversity that includes a plan to accelerate rehabilitation. The Company is working toward an MMP approval during the fourth quarter of 2023.

  Separately, following a public comment period that concluded in August, the Western Australian Environmental Protection Authority (WA EPA) continues to consider a third-party request on whether to formally assess all or part of the current and next MMPs and, if so, at what level. The WA EPA has indicated it expects to make a decision before the end of the year.

  The Company supports moving toward a modernized approvals framework for new major mine regions. In June 2020, Alcoa proactively requested an assessment by the WA EPA on two new mine regions (Myara North and Holyoake) for the Huntly mine.

  The Company expects the bauxite quality at Myara North and Holyoake to be more consistent with the historic higher quality at the existing Myara Central. Alcoa continues to work to secure approvals for these new regions, and anticipates mining in the new regions no earlier than 2027. Until then, the Company expects bauxite quality similar to recent grades.

  During the third quarter, the Company continued to pursue cost reduction measures and initiated productivity programs across its operations in Australia to mitigate the financial impacts of lower bauxite grade and to optimize current operating levels. As a first action under these programs, Alcoa initiated a restructuring program at the Kwinana refinery and incurred a $6 million charge in the third quarter of 2023 for employee severance costs to be paid through the first quarter of 2024. The Company anticipates approximately $10 million in annual savings from this action.
  Energy Contract: In August 2023, Alcoa announced a new power agreement with AGL Energy Limited (AGL) to support future operations at Portland Aluminium Smelter in the State of Victoria in Australia. The nine-year agreement for 300 megawatts of power supply is effective July 1, 2026, when current contracts with AGL end. This volume represents approximately 50 percent of the energy required to meet the facility’s total capacity of 358,000 mtpy.
  Commercial: The Company sold its first non-metallurgical variety of EcoSource™ low-carbon alumina, which is now marketed in both non-metallurgical and smelter grades. Also, Alcoa has grown sales of EcoLum™ low-carbon aluminum, which has realized more than a 60 percent increase in year-over-year sales, including new purchases in North America. Both EcoSource and EcoLum are part of Alcoa’s Sustana™ family of products.
  Sustainability: As a member of the International Council on Mining and Metals (ICMM), Alcoa is committed to the Global International Standard for Tailings Management (GISTM). Alcoa disclosed before an August 2023 deadline its progress for applicable facilities, in accordance with the ICMM Conformance Protocol.

2023 Outlook

The following outlook does not include reconciliations of the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted Net Income, including transformation, intersegment eliminations and other corporate Adjusted EBITDA; operational tax expense; and other expense; each excluding special items, to the most directly comparable forward-looking GAAP financial measures because it is impractical to forecast certain special items, such as restructuring charges and mark-to-market contracts without unreasonable efforts due to the variability and complexity associated with predicting the occurrence and financial impact of such special items. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

The Company expects the outlook for 2023 total alumina and aluminum shipments to remain unchanged between 12.7 and 12.9 million metric tons, and between 2.5 and 2.6 million metric tons, respectively.

Within fourth quarter 2023 Alumina Segment Adjusted EBITDA, the Company expects a $50 million benefit from lower raw material prices, lower production costs and higher volumes, partially offset by $10 million in higher energy costs. Additionally, the Company expects impacts related to lower bauxite grade in Australia to be consistent with the third quarter of 2023.

Within fourth quarter 2023 Aluminum Segment Adjusted EBITDA, the Company expects $35 million in lower raw material prices to be fully offset by unfavorable value add aluminum products sales and higher production costs. Alumina costs in the Aluminum segment are expected to be favorable by $5 million sequentially.

Additionally, the Company expects unfavorable energy impacts of approximately $30 million mainly due to the carbon dioxide compensation changes in Norway. The Norwegian government recently proposed a budget that sets a floor for the carbon dioxide compensation scheme to be paid in 2024 based on 2023 power purchased. Upon approval, the Company expects to record an adjustment of approximately $20 million in the fourth quarter to reverse amounts accrued in cost of goods sold for 2023 credits earned through September 30, 2023. The total impact of this budget proposal on the Company’s full year results would be approximately $25 million.

Other expense for the third quarter 2023 included negative impacts of $35 million, primarily related to foreign currency losses that may not recur.

Based on current alumina and aluminum market conditions, Alcoa expects fourth quarter operational tax expense to approximate $10 million to $20 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, October 18, 2023, to present third quarter 2023 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on October 18, 2023. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website or such other websites or platforms referenced herein into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, X, YouTube and LinkedIn.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) cyclicality of the aluminum industry and aluminum end use markets, including due to the influence of global economic conditions, and unfavorable changes in the markets served by Alcoa; (b) the effects of non-market forces, such as government policies and political instability, on global aluminum supply and demand; (c) volatility and declines in the aluminum industry, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other commodities, and fluctuations in indexed-based and spot prices for alumina; (d) legal, regulatory, economic, political, trade, public health and safety, and reputational risks and conditions, including changes in conditions beyond our control as a result of our participation in increasingly competitive and complex global markets; (e) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (f) unfavorable changes in cost, quality, or availability of key inputs, including energy and raw materials, or uncertainty of or disruption to the supply chain including logistics; (g) our ability to realize expected benefits or achieve intended results, including as planned and by targeted completion dates, from announced strategies, plans, programs, or initiatives relating to our portfolio, profitability, capital investments, and developing technologies, and from joint ventures or other strategic alliances or business transactions; (h) fluctuations in foreign currency exchange and tax rates on costs and results; (i) changes in tax laws or exposure to additional tax liabilities; (j) changes in global economic and financial market conditions generally, such as inflation, recessionary conditions, and interest rate increases, which may also affect Alcoa’s ability to obtain credit or financing upon acceptable terms or at all; (k) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the ongoing conflict between Russia and Ukraine; (l) global competition within and beyond the aluminum industry; (m) our ability to obtain or maintain adequate insurance coverage; (n) the outcomes of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (o) the impacts of climate change, related legislation or regulations, and efforts to reduce greenhouse gas emissions and our ability to achieve strategies and expectations related to climate change and other environmental matters; (p) claims, costs and liabilities resulting from the impact of our operations, including impoundments, or from health, safety, and environmental laws, regulations, and requirements, in the areas where we operate; (q) the impact of cyberattacks and potential information technology or data security breaches, including disruptions to our operations, liability, and reputational harm; (r) our ability to fund capital expenditures; (s) risks associated with long-term debt obligations including restrictions on our current and future operations as a result of our indebtedness; (t) our ability to continue to return capital to stockholders through cash dividends and/or share repurchases; (u) the impact of labor disputes, work stoppages and strikes, or other employee relations issues, as well as labor market conditions; (v) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and (w) the other risk factors discussed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other reports filed by Alcoa with the SEC. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

This release contains reference to certain financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Alcoa Corporation believes that the presentation of these non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Certain definitions, reconciliations to the most directly comparable GAAP financial measures and additional details regarding management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)
	Quarter Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Sales	$2,602	$2,684	$2,851

Cost of goods sold (exclusive of expenses below)	2,469	2,515	2,668
Selling, general administrative, and other expenses	56	52	44
Research and development expenses	9	6	7
Provision for depreciation, depletion, and amortization	163	153	149
Restructuring and other charges, net	22	24	652
Interest expense	26	27	25
Other expenses, net	85	6	35
Total costs and expenses	2,830	2,783	3,580

Loss before income taxes	(228)	(99)	(729)
(Benefit from) provision for income taxes	(35)	22	40

Net loss	(193)	(121)	(769)

Less: Net loss attributable to noncontrolling interest	(25)	(19)	(23)

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(168)	$(102)	$(746)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.94)	$(0.57)	$(4.17)
Average number of shares	178,443,311	178,404,252	178,778,774

Diluted:
Net loss	$(0.94)	$(0.57)	$(4.17)
Average number of shares	178,443,311	178,404,252	178,778,774

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)
	Nine Months Ended
	September 30, 2023	September 30, 2022
Sales	$7,956	$9,788

Cost of goods sold (exclusive of expenses below)	7,388	7,616
Selling, general administrative, and other expenses	162	140
Research and development expenses	25	23
Provision for depreciation, depletion, and amortization	469	470
Restructuring and other charges, net	195	702
Interest expense	79	80
Other expenses (income), net	145	(185)
Total costs and expenses	8,463	8,846

(Loss) income before income taxes	(507)	942
Provision for income taxes	39	484

Net (loss) income	(546)	458

Less: Net (loss) income attributable to noncontrolling interest	(45)	186

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(501)	$272

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(2.81)	$1.50
Average number of shares	178,262,741	181,893,140

Diluted:
Net (loss) income	$(2.81)	$1.47
Average number of shares	178,262,741	185,586,493

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)
	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$926	$1,363
Receivables from customers	691	778
Other receivables	105	131
Inventories	2,190	2,427
Fair value of derivative instruments	33	134
Prepaid expenses and other current assets(1)	420	417
Total current assets	4,365	5,250
Properties, plants, and equipment	19,836	19,605
Less: accumulated depreciation, depletion, and amortization	13,304	13,112
Properties, plants, and equipment, net	6,532	6,493
Investments	1,004	1,122
Deferred income taxes	395	296
Fair value of derivative instruments	3	2
Other noncurrent assets(2)	1,618	1,593
Total assets	$13,917	$14,756
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,472	$1,757
Accrued compensation and retirement costs	337	335
Taxes, including income taxes	110	230
Fair value of derivative instruments	204	200
Other current liabilities	500	481
Long-term debt due within one year	1	1
Total current liabilities	2,624	3,004
Long-term debt, less amount due within one year	1,809	1,806
Accrued pension benefits	225	213
Accrued other postretirement benefits	440	480
Asset retirement obligations	830	711
Environmental remediation	225	226
Fair value of derivative instruments	927	1,026
Noncurrent income taxes	207	215
Other noncurrent liabilities and deferred credits	538	486
Total liabilities	7,825	8,167
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,179	9,183
Accumulated deficit	(1,125)	(570)
Accumulated other comprehensive loss	(3,547)	(3,539)
Total Alcoa Corporation shareholders’ equity	4,509	5,076
Noncontrolling interest	1,583	1,513
Total equity	6,092	6,589
Total liabilities and equity	$13,917	$14,756

(1)	This line item includes $50 and $55 of restricted cash at September 30, 2023 and December 31, 2022, respectively.
(2)	This line item includes $54 and $56 of noncurrent restricted cash at September 30, 2023 and December 31, 2022, respectively.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)
	Nine Months Ended September 30,
	2023	2022
CASH FROM OPERATIONS
Net (loss) income	$(546)	$458
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	469	470
Deferred income taxes	(156)	93
Equity loss (income), net of dividends	161	(35)
Restructuring and other charges, net	195	702
Net loss from investing activities – asset sales	18	7
Net periodic pension benefit cost	4	39
Stock-based compensation	27	28
Loss (gain) on mark-to-market derivative financial contracts	31	(84)
Other	67	30
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease in receivables	108	23
Decrease (increase) in inventories	166	(580)
Decrease (increase) in prepaid expenses and other current assets	53	(10)
Decrease in accounts payable, trade	(275)	(10)
Decrease in accrued expenses	(119)	(122)
Decrease in taxes, including income taxes	(52)	(103)
Pension contributions	(20)	(12)
Increase in noncurrent assets	(179)	(94)
Decrease in noncurrent liabilities	(59)	(96)
CASH (USED FOR) PROVIDED FROM OPERATIONS	(107)	704

FINANCING ACTIVITIES
Additions to debt	80	—
Payments on debt	(39)	—
Proceeds from the exercise of employee stock options	1	22
Repurchase of common stock	—	(500)
Dividends paid on Alcoa common stock	(54)	(55)
Payments related to tax withholding on stock-based compensation awards	(34)	(19)
Financial contributions for the divestiture of businesses	(44)	(19)
Contributions from noncontrolling interest	164	150
Distributions to noncontrolling interest	(24)	(319)
Other	1	(3)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	51	(743)

INVESTING ACTIVITIES
Capital expenditures	(343)	(309)
Proceeds from the sale of assets	2	5
Additions to investments	(51)	(32)
Sale of investments	—	10
Other	4	2
CASH USED FOR INVESTING ACTIVITIES	(388)	(324)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	—	(20)
Net change in cash and cash equivalents and restricted cash	(444)	(383)
Cash and cash equivalents and restricted cash at beginning of year	1,474	1,924
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,030	$1,541

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))
	1Q22	2Q22	3Q22	4Q22	2022	1Q23	2Q23	3Q23
Alumina(5):
Bauxite production (mdmt)	11.0	10.2	10.3	10.6	42.1	9.9	10.0	10.7
Third-party bauxite shipments (mdmt)	0.8	0.6	1.0	1.1	3.5	1.9	1.8	1.9
Alumina production (kmt)	3,209	3,226	3,092	3,017	12,544	2,755	2,559	2,805
Third-party alumina shipments (kmt)	2,277	2,438	2,244	2,210	9,169	1,929	2,136	2,374
Intersegment alumina shipments (kmt)	940	984	1,005	1,029	3,958	1,039	944	966
Average realized third-party price per metric ton of alumina	$375	$442	$371	$342	$384	$371	$363	$354
Third-party bauxite sales	$43	$34	$59	$68	$204	$136	$113	$111
Third-party alumina sales	$855	$1,077	$832	$756	$3,520	$721	$781	$846
Intersegment alumina sales	$413	$483	$412	$400	$1,708	$421	$397	$381
Segment Adjusted EBITDA(1)	$302	$358	$78	$50	$788	$103	$33	$53
Depreciation and amortization	$85	$84	$74	$69	$312	$77	$80	$89
Equity income (loss)	$1	$(5)	$(18)	$(17)	$(39)	$(17)	$(11)	$(9)

Aluminum:
Aluminum production (kmt)	498	499	497	516	2,010	518	523	532
Total aluminum shipments (kmt)	634	674	621	641	2,570	600	623	630
Average realized third-party price per metric ton of aluminum	$3,861	$3,864	$3,204	$2,889	$3,457	$3,079	$2,924	$2,647
Third-party sales	$2,388	$2,539	$1,976	$1,832	$8,735	$1,810	$1,788	$1,644
Intersegment sales	$7	$8	$10	$2	$27	$3	$4	$4
Segment Adjusted EBITDA(1)	$713	$596	$152	$31	$1,492	$184	$110	$79
Depreciation and amortization	$69	$71	$70	$73	$283	$70	$68	$69
Equity income (loss)	$39	$40	$(5)	$(26)	$48	$(57)	$(16)	$(15)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(1)	$1,015	$954	$230	$81	$2,280	$287	$143	$132
Unallocated amounts:
Transformation(2)	(14)	(11)	(19)	(22)	(66)	(8)	(17)	(29)
Intersegment eliminations	100	10	23	5	138	(8)	31	(4)
Corporate expenses(3)	(29)	(35)	(27)	(37)	(128)	(30)	(24)	(33)
Provision for depreciation, depletion, and amortization	(160)	(161)	(149)	(147)	(617)	(153)	(153)	(163)
Restructuring and other charges, net	(125)	75	(652)	6	(696)	(149)	(24)	(22)
Interest expense	(25)	(30)	(25)	(26)	(106)	(26)	(27)	(26)
Other income (expenses), net	14	206	(35)	(67)	118	(54)	(6)	(85)
Other(4)	(13)	(100)	(75)	(33)	(221)	(39)	(22)	2
Consolidated income (loss) before income taxes	763	908	(729)	(240)	702	(180)	(99)	(228)
(Provision for) benefit from income taxes	(210)	(234)	(40)	(180)	(664)	(52)	(22)	35
Net (income) loss attributable to noncontrolling interest	(84)	(125)	23	25	(161)	1	19	25
Consolidated net income (loss) attributable to Alcoa Corporation	$469	$549	$(746)	$(395)	$(123)	$(231)	$(102)	$(168)

The difference between segment totals and consolidated amounts is in Corporate.

(1)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(2)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.
(3)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(4)	Other includes certain items that are not included in the Adjusted EBITDA of the reportable segments.
(5)

Beginning in January 2023, the Company changed its operating segments by combining the Bauxite and Alumina segments, and reported its financial results in the following two segments: (i) Alumina and (ii) Aluminum. Segment information for all prior periods presented has been updated to reflect the new segment structure.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS(4)
	Quarter ended			Quarter ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022
Net loss attributable to Alcoa Corporation	$(168)	$(102)	$(746)	$(0.94)	$(0.57)	$(4.17)

Special items:
Restructuring and other charges, net	22	24	652
Other special items(1)	13	35	72
Discrete and other tax items impacts(2)	(60)	1	(1)
Tax impact on special items(3)	(6)	(13)	(21)
Noncontrolling interest impact(3)	(3)	(7)	(16)
Subtotal	(34)	40	686

Net loss attributable to Alcoa Corporation – as adjusted	$(202)	$(62)	$(60)	$(1.14)	$(0.35)	$(0.33)

Net loss attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted are non-GAAP financial measures. Management believes these measures are meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider Net loss attributable to Alcoa Corporation and Diluted EPS determined under GAAP as well as Net loss attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted.

(1)

Other special items include the following:

  for the quarter ended September 30, 2023, a net unfavorable change in mark-to-market energy derivative instruments ($21), gain on sale of non-core rights ($9), and charges for other special items ($1);
  for the quarter ended June 30, 2023, a net unfavorable change in mark-to-market energy derivative instruments ($22) and costs related to the restart process at the Alumar, Brazil smelter ($13); and, for the quarter ended September 30, 2022, a net unfavorable change in mark-to-market energy derivative instruments ($49), costs related to the restart process at the Alumar, Brazil smelter ($14), costs related to the restart process of the Portland, Australia smelter ($6), and charges for other special items ($3).

(2)

Discrete and other tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

  for the quarter ended September 30, 2023, a benefit related to the reversal of a valuation allowance on deferred tax assets of the Company's subsidiaries in Iceland ($58) and a net benefit for other discrete tax items ($2);
  for the quarter ended June 30, 2023, net charge for discrete tax items ($1); and, for the quarter ended September 30, 2022, net benefit for discrete tax items ($1).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2023	June 30, 2023	September 30, 2022

Net loss attributable to Alcoa Corporation	$(168)	$(102)	$(746)

Add:
Net loss attributable to noncontrolling interest	(25)	(19)	(23)
(Benefit from) provision for income taxes	(35)	22	40
Other expenses, net	85	6	35
Interest expense	26	27	25
Restructuring and other charges, net	22	24	652
Provision for depreciation, depletion, and amortization	163	153	149

Adjusted EBITDA	68	111	132

Special items(1)	2	26	78

Adjusted EBITDA, excluding special items	$70	$137	$210

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended September 30, 2023, costs related to the restart process at the Alumar, Brazil smelter ($1) and costs related to the restart process at the San Ciprián, Spain smelter ($1);
  for the quarter ended June 30, 2023, costs related to the restart process at the Alumar, Brazil smelter ($13). Additionally, due to changes in price in the Australian power market, the mark-to-market contracts associated with the Portland smelter have generated gains ($13) in Other expenses, net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold; and, for the quarter ended September 30, 2022, net cost of power associated with the Portland smelter ($57), costs related to the restart process at the Alumar, Brazil smelter ($14), costs related to the restart process of the Portland, Australia smelter ($6), and charges for other special items ($1).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	September 30, 2023	June 30, 2023	September 30, 2022
Cash provided from (used for) operations	$69	$(13)	$134

Capital expenditures	(145)	(115)	(128)

Free cash flow	$(76)	$(128)	$6

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are necessary to maintain and expand Alcoa Corporation’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	September 30, 2023	December 31, 2022
Short-term borrowings	$42	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,809	1,806
Total debt	1,852	1,807

Less: Cash and cash equivalents	926	1,363

Net debt	$926	$444

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt

	September 30, 2023			December 31, 2022
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$42	$—	$42	$—	$—	$—
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,809	32	1,777	1,806	32	1,774
Total debt	1,852	32	1,820	1,807	32	1,775

Less: Cash and cash equivalents	926	106	820	1,363	94	1,269

Net debt (net cash)	926	(74)	1,000	444	(62)	506

Plus: Net pension / OPEB liability	572	9	563	614	9	605

Adjusted net debt (net cash)	$1,498	$(65)	$1,563	$1,058	$(53)	$1,111

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

DWC Working Capital and Days Working Capital
	Quarter ended
	September 30, 2023	June 30, 2023	September 30, 2022
Receivables from customers	$691	$702	$749

Add: Inventories	2,190	2,400	2,400

Less: Accounts payable, trade	(1,472)	(1,491)	(1,590)

DWC working capital	$1,409	$1,611	$1,559

Sales	$2,602	$2,684	$2,851

Number of days in the quarter	92	91	92

Days working capital(1)	50	55	50

DWC working capital and Days working capital are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com